Exhibit 10.2

Notice of Terms of
Performance-Based Restricted Stock Units

«Grant Date»

To:	«Name»
BEMSID:    «BEMS_ID»

As part of its executive compensation program, The Boeing Company (the “Company”) has awarded you a Performance-Based Restricted Stock Unit award effective «Grant Date» (the “Grant Date”). The terms and conditions of the award are as follows:

1.
PBRSU Award. You have been awarded «PBRSU_Units» Performance-Based Restricted Stock Units. Each Performance-Based Restricted Stock Unit (“PBRSU”) corresponds to one share of Boeing stock. Your PBRSUs are awarded pursuant to The Boeing Company 2003 Incentive Stock Plan, as amended and restated from time to time (the “Plan”) and the award is subject to the terms of the Plan, including the maximum award provisions. If there is any inconsistency between the terms of this notice and the terms of the Plan, the Plan’s terms will control. A summary of the Plan accompanies this notice.

2.	PBRSU Account. The Company will maintain a record of the number of awarded PBRSUs in an account established in your name.

3.	Vesting Provisions:
3.1 General. Subject to your continued employment or other service with the Company or its subsidiaries through the date the Compensation Committee of the Board of Directors of the Company (the “Committee”) certifies the relative performance of the PBRSUs as described below on or about «Vesting Date» (the “Vesting Date”) (except as otherwise provided herein), the Award shall become vested based upon the Company’s “Relative Total Shareholder Return” in terms of percentile ranking as compared to the Peer Companies (as defined in Exhibit A) over the period beginning immediately after the Grant Date and ending immediately prior to the Vesting Date (the “Measurement Period”) in accordance with the following:

Relative Total Shareholder Return Ranking over Measurement Period	Payout % Level
91st Percentile or Higher	200%
81st - 90th Percentile	175%
71st - 80th Percentile	150%
61st - 70th Percentile	125%
51st - 60th Percentile	100%
41st - 50th Percentile	75%
31st - 40th Percentile	50%
21st - 30th Percentile	25%
0 - 20th Percentile	0%

In the event of a payout percentage level above 100%, you will be awarded additional PBRSUs so that the total number of PBRSUs which vest as of the Vesting Date (excluding dividend equivalent PBRSUs) equals the original PBRSU award amount multiplied by the payout percentage level. In the event of a payout percentage level below 100%, your PBRSUs awarded under Section 1 will be forfeited to the extent necessary to provide that the total number of PBRSUs which vest as of the Vesting Date (excluding dividend equivalent PBRSUs) equals the original PBRSU award amount multiplied by the payout percentage level.

3.2 Payout Limits. In no event shall the value of your PBRSU award as of the Vesting Date exceed 400% of the Target PBRSU Award Amount on the Grant Date. The 400% cap will be adjusted downward proportionately in the event of your retirement, layoff, disability, death or leave of absence during the Measurement Period. Any dividend equivalent PBRSUs (as defined in Section 4) earned throughout the Measurement Period will not count toward the 400% cap.

The Target PBRSU Award Amount on the Grant Date is defined as the product of your base salary (as of December 31 of the year prior to the award) and your target PBRSU multiple (based on your E-series grade as of March 1 of the year of the award).

4.	Dividend Equivalents Credited on Your PBRSUs.

4.1 While PBRSUs are in your account, they will earn dividend equivalents in the form of additional PBRSUs. Specifically, as of each dividend payment date for Boeing stock, your PBRSU account will be credited with additional PBRSUs (“dividend equivalent PBRSUs”) equal in number to the number of shares of Boeing stock that could be bought with the cash dividends that would be paid on the PBRSUs in your account if each PBRSU were a share of Boeing stock. The number of PBRSUs that results from the calculation will be calculated to two decimal places.

4.2 The number of shares of Boeing stock that could be bought with the cash dividends will be calculated based on the “Fair Market Value” of Boeing stock on the applicable dividend payment date. For purposes of this award, “Fair Market Value” means the average of the high and the low per share trading prices for Boeing stock as reported in The Wall Street Journal for the specific dividend payment date, or in such other source as the Company deems reliable.

4.3 Dividend equivalent PBRSUs will vest at the same time and in the same manner as the PBRSUs with which they are associated. Dividend equivalent PBRSUs will be adjusted in accordance with the payout level percentage determined under Section 3.1 in the same manner as the PBRSUs with which they are associated. Accumulated dividend equivalent PBRSUs will be multiplied by the same payout percentage level and dividend equivalent PBRSUs will be added or forfeited, as necessary, so that the total dividend equivalent PRBSUs which vest as of the Vesting Date will equal the dividend equivalent PBRSUs which accumulate during the Measurement Period multiplied by the payout percentage level.

5.
Adjustment in Number of PBRSUs. The number of PBRSUs in your account will be adjusted proportionately for any increase or decrease in the number of issued shares of Boeing stock resulting from any stock split, combination or exchange of shares, consolidation, spin-off or recapitalization of shares, or any similar capital adjustment or the payment of any stock dividend.

6.
Termination Due to Retirement, Layoff, Disability, or Death. In the event your employment is terminated by reason of retirement, layoff, disability, or death, your PBRSU payout, including any dividend equivalent PBRSUs, will be prorated based on the number of full and partial calendar months you spent on the active payroll during the Measurement Period (beginning with the first full calendar month after the Grant Date). Payout for the award will be made at the same time as payment would have been made had you not had a termination of employment and will in all respects be subject to the Company’s actual Relative Total Shareholder Return achievement for the full Measurement Period. For purposes of this award, “retirement” means a voluntary termination of employment under the conditions that satisfy the definition of “retirement” under the terms of a defined benefit pension plan maintained by the Company or one of its subsidiaries in which you participate. If you are not a participant in such a defined benefit pension plan, “retirement” means termination of employment voluntarily by you after you have attained either (i) age 55 with 10 years of service, or (ii) age 62 with one year of service. For purposes of this award, “disability” means a disability entitling you to benefits under the long-term disability policy sponsored by the Company or one of its subsidiaries that applies to you.

7.
Forfeiture Upon Other Terminations. In the event your employment is terminated prior to the Vesting Date for any reason (including for cause and resignation) other than those reasons described in Section 6, all unvested PBRSUs (and all associated dividend equivalent PBRSUs) granted hereunder shall immediately be forfeited by you and canceled.

8.
Leave of Absence. Unless otherwise required by law, in the event you have an authorized leave of absence at any time during the Measurement Period which absence extends beyond three full calendar months (including any absence that began before the Grant Date), your PBRSU payout, including any dividend equivalent PBRSUs, will be prorated based on the number of full and partial calendar months you spent on the active payroll during the Measurement Period (beginning with the first full calendar month after the Grant Date). Payout for the award will be made at the same time as payment would have been made without regard to any leave of absence, and will in all respects be subject to the Company’s actual Relative Total Shareholder Return achievement for the full Measurement Period.

9.	PBRSU Award Payable in Stock.

9.1 Distribution from your PBRSU account will be made as soon as reasonably possible after the Vesting Date, but not later than 60 days after the Vesting Date. Distribution will be in whole shares of Boeing stock, provided that in the event you are on an international payroll as of the distribution date, your distribution will be paid in cash. The number of shares distributed will be equal to the number of whole vested PBRSUs in your account, subject to deductions described in Section 9.2. Fractional share values will be applied to income tax withholding.

9.2 The Company will deduct from the distribution of your vested PBRSUs any withholding or other taxes required by law and may deduct any amounts due from you to the Company or to any subsidiary of the Company.

10.	Transfer. PBRSUs are not transferable except by will or applicable laws of descent and distribution.

11.	Clawback and Forfeiture Policy.
11.1 This award is subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time

11.2 In addition, PBRSUs issued pursuant to this award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the later of the vesting or receipt of payment of the PBRSUs: you (i) are convicted of a felony involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage in competition with any significant aspect of Company business;  (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage the Company or its products or employees; or (v) use or disclose Company proprietary or confidential information. For purposes of this paragraph 11.2, the Company shall include the Company and its subsidiaries.

11.3 Nothing in this paragraph 11 will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.

The Boeing Company
Performance-Based Restricted Stock Unit
Exhibit A - Calculation of Relative Total Shareholder Return

•
“Relative Total Shareholder Return” means the Company’s TSR relative to the TSR of the Peer Companies. Relative Total Shareholder Return will be determined by ranking the Company and the Peer Companies from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of the Company relative to the Peer Companies will be determined as follows:

P = 1	—	R - 1
N - 1
where:    “P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.
“N” represents the number of Peer Companies as of the Vesting Date, plus the Company.
“R” represents Company’s ranking among the Peer Companies.
Example: If there are 22 Peer Companies, and the Company ranked 8th, the performance would be at the 68th percentile: .68 = 1 - ((8-1)/(23-1)).
Relative Total Shareholder Return shall be calculated by the Compensation Committee of the Board of Directors of the Company based on the terms set forth in this Exhibit A subject to the Compensation Committee’s sole and absolute discretion, provided that in no event shall the Compensation Committee take any action that would constitute “positive discretion” with respect to awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

•
“TSR” means, for the Company and each of the Peer Companies, the company’s total shareholder return, expressed as a percentage, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value and subtracting one from the quotient.

Example: An illustrative example of a TSR calculation is attached at the end of this Exhibit.

•	“Opening Average Share Value” means the average Share Value over the trading days in the Opening Average Period.

•	“Opening Average Period” means the 20 trading days immediately following the Grant Date.

•
“Accumulated Shares” means, for a given trading day, the sum of (i) one (1) share and (ii) the cumulative number of shares of the company’s common stock purchasable with dividends declared on the company’s common stock to that point during the Measurement Period, assuming same day reinvestment of such dividends at the closing price on the ex-dividend date.

•	“Closing Average Share Value” means the average Share Value over the trading days in the Closing Average Period.

•	“Closing Average Period” means the 20 trading days immediately preceding the Vesting Date.

•	“Share Value” means, with respect to a given trading day, the closing price of the company’s common stock multiplied by the Accumulated Shares for such trading day.

•	“Peer Companies” means the following companies:

3M	Ford	Lockheed Martin
AT&T	General Dynamics	Northrop Grumman
Caterpillar	General Electric	Procter & Gamble
Chevron	Honeywell	Raytheon
Cisco Systems	IBM	United Parcel Services
E. I. du Pont de Nemours	Intel	United Technologies
EADS (Airbus)	Johnson & Johnson	Verizon Communications
Exxon Mobil

The Peer Companies may be changed as follows:

(i)    In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company.
(ii)     In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company.
(iii)     In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company or a “going private” transaction involving a Peer Company where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company.
(iv)     In the event of a bankruptcy, liquidation or delisting of a Peer Company, such company shall remain a Peer Company.
(v) In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly traded company (a “spin-off”), the Peer Company shall remain a Peer Company and the stock distribution shall be treated as a dividend from the Peer Company based on the closing price of the shares of the spun-off company on its first day of trading.  The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR.

•
Each Peer Company’s “common stock” shall mean that series of common stock that is publicly traded on a registered U.S. exchange or, in the case of a non-U.S. company, an equivalent non-U.S. exchange. For purposes of calculating TSR, the value on any given trading day of any Peer Company shares traded on a foreign exchange will be converted to U.S. dollars.

•	The following example illustrates the calculation of TSR for Boeing with Grant Date of January 1, 2014 and Vesting Date of January 1, 2017.

Opening Average Share Value (1/2/2014 - 1/30/2014)    $138.74
Closing Average Share Value (12/3/2016 - 12/31/2016)    $168.69
TSR (expressed as percentage)                 21.58%

Opening Average					Closing Average
Date	Close	Ex- Div.	Accum. Shares	Share Value	Date	Close	Ex- Div.	Accum. Shares	Share Value
1/30/2014	$126.53	$0.00	1	$126.53	12/30/2016	$155.68	$0.00	1.0849655	$168.91
1/29/2014	$129.78	$0.00	1	$129.78	12/29/2016	$155.69	$0.00	1.0849655	$168.92
1/28/2014	$137.09	$0.00	1	$137.09	12/28/2016	$156.10	$0.00	1.0849655	$169.36
1/27/2014	$137.36	$0.00	1	$137.36	12/27/2016	$157.48	$0.00	1.0849655	$170.86
1/24/2014	$136.65	$0.00	1	$136.65	12/23/2016	$157.81	$0.00	1.0849655	$171.22
1/23/2014	$141.31	$0.00	1	$141.31	12/22/2016	$157.46	$0.00	1.0849655	$170.84
1/22/2014	$144.37	$0.00	1	$144.37	12/21/2016	$157.48	$0.00	1.0849655	$170.86
1/21/2014	$141.67	$0.00	1	$141.67	12/20/2016	$156.39	$0.00	1.0849655	$169.68
1/17/2014	$140.46	$0.00	1	$140.46	12/19/2016	$156.18	$0.00	1.0849655	$169.45
1/16/2014	$140.21	$0.00	1	$140.21	12/16/2016	$154.50	$0.00	1.0849655	$167.63
1/15/2014	$140.62	$0.00	1	$140.62	12/15/2016	$153.77	$0.00	1.0849655	$166.84
1/14/2014	$140.01	$0.00	1	$140.01	12/14/2016	$154.47	$0.00	1.0849655	$167.59
1/13/2014	$140.70	$0.00	1	$140.70	12/13/2016	$156.66	$0.00	1.0849655	$169.97
1/10/2014	$141.90	$0.00	1	$141.90	12/12/2016	$157.16	$0.00	1.0849655	$170.51
1/9/2014	$142.13	$0.00	1	$142.13	12/9/2016	$156.49	$0.00	1.0849655	$169.79
1/8/2014	$140.82	$0.00	1	$140.82	12/8/2016	$155.39	$0.00	1.0849655	$168.59
1/7/2014	$140.51	$0.00	1	$140.51	12/7/2016	$154.14	$0.00	1.0849655	$167.24
1/6/2014	$138.41	$0.00	1	$138.41	12/6/2016	$152.24	$0.00	1.0849655	$165.18
1/3/2014	$137.62	$0.00	1	$137.62	12/5/2016	$152.16	$0.00	1.0849655	$165.09
1/2/2014	$136.67	$0.00	1	$136.67	12/2/2016	$152.25	$0.00	1.0849655	$165.19